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                                                                    EXHIBIT 99.3

                STOCK OPTION AGREEMENT, DATED AS OF MAY 16, 1999,
              BETWEEN SYNETIC, INC. AND MEDICAL MANAGER CORPORATION
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                             STOCK OPTION AGREEMENT


                                     Between


                                 SYNETIC, INC.,
                                    (Grantee)

                                       and

                          MEDICAL MANAGER CORPORATION,
                                    (Issuer)



                            Dated as of May 16, 1999




================================================================================
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                             STOCK OPTION AGREEMENT


            STOCK OPTION AGREEMENT, dated as of May 16, 1999 (this "Agreement"), between SYNETIC, INC., a Delaware corporation ("Grantee"), and MEDICAL MANAGER CORPORATION, a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

            WHEREAS, Grantee, Issuer and MARLIN MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Grantee ("Merger Sub"), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the "Merger Agreement"; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for, among other things, the merger of Merger Sub with and into Issuer; and

            WHEREAS, as a condition to the willingness of Grantee to enter into the Merger Agreement, Grantee has required that Issuer agree, and in order to induce Grantee to enter into the Merger Agreement, Issuer has agreed, to grant Grantee an option to purchase up to such number of newly issued or treasury shares of common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") as equals 19.9% of the issued and outstanding shares of Issuer Common Stock at the first time of exercise of the Stock Option (as defined below), in accordance with the terms of this Agreement;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                THE STOCK OPTION

            SECTION 1.01. Grant of Stock Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Stock Option") to purchase up to such number of shares of Issuer Common Stock as equals 19.9% of the issued and outstanding shares of Issuer Common Stock at the first time of exercise of the Stock Option (the "Option Shares") at a cash purchase price (the "Purchase Price") per Option Share equal to the product of (a) the average of the closing prices per share of Synetic Common Stock during the five trading day period beginning on the first business day following the date of the announcement of the Merger and (b) the Exchange Ratio.
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                                       2


            SECTION 1.02. Exercise of Stock Option. (a) Subject to the conditions set forth in Section 1.03 and to any additional requirements of any applicable foreign, federal, state or local laws, statutes, ordinances, regulations, rules, codes, judgments, orders, decrees or other requirement or rule of law ("Laws"), the Stock Option may be exercised by Grantee, in whole or in part, if Grantee has not materially breached the Merger Agreement, at any time or from time to time after the occurrence of an Exercise Event (as defined below); provided that, except as provided in the last sentence of this Section 1.02(a), the Stock Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 18 months after the occurrence of an Exercise Event (unless prior thereto the Stock Option shall have been exercised in full) and (iii) the termination of the Merger Agreement in circumstances which do not constitute an Exercise Event. Notwithstanding the termination of the Stock Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Stock Option in accordance with the terms hereof prior to the termination of the Stock Option. The termination of the Stock Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination. The periods related to the exercise of the Stock Option and the other rights of Grantee hereunder shall be extended only (i) to the extent necessary to obtain all regulatory approvals required for the exercise of such rights, and for the expiration of all statutory waiting periods, and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise. Notwithstanding anything to the contrary contained in this Section 1.02, a portion of the Stock Option may be exercised pursuant to Section 1.02(c) hereof and a portion may be exercised pursuant to Section 1.02(d) hereof at the Closing (as defined below).

            (b) An "Exercise Event" shall occur for purposes of this Agreement upon the occurrence of any event as a result of which Grantee is entitled to receive the Medical Manager Alternative Transaction Fee pursuant to Section 8.05(b) of the Merger Agreement.

            (c) In the event Grantee wishes to exercise the Stock Option, Grantee shall send a written notice (a "Stock Exercise Notice") to Issuer specifying the total number of Option Shares Grantee wishes to purchase, the denominations of the certificate or certificates evidencing such Option Shares that Grantee wishes to receive, a date (subject to the earlier satisfaction or waiver of the conditions set forth in Section 1.03) (a "Closing Date"), which shall be a business day (as such term is used in the Merger Agreement) which is not earlier than the fifth business day after delivery of such notice, and place for the closing of such purchase in, Miami, Florida (a "Closing").

            (d) If at any time the Stock Option is then exercisable pursuant to the terms of Section 1.02(a) hereof, Grantee may elect, in lieu of exercising the Stock Option to purchase Option Shares as provided in Section 1.02(a) hereof, to send a written notice to Issuer (a "Cash Exercise Notice") specifying a date not earlier than the fifth business day after delivery of such notice, on which date Issuer shall pay to Grantee an amount in cash equal to the Spread (as
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defined below) multiplied by such number of Option Shares as Grantee shall specify in the Cash Exercise Notice. As used in this Agreement, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Issuer Common Stock paid or to be paid by any person in a Competing Transaction (the "Competing Purchase Price") and (y) the closing price of the shares of Issuer Common Stock on the National Association of Securities Dealers Automated Quotation System/NMS ("NASDAQ") on the last trading day immediately prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) (the "Closing Price"). If the Competing Purchase Price includes any property other than cash, the Competing Purchase Price shall be the sum of
(i) the fixed cash amount, if any, included in the Competing Purchase Price plus
(ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01) shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Competing Purchase Price shall be deemed to be the amount of any cash included in the Competing Purchase Price plus the fair market value of such other property (as determined by a nationally recognized investment banking firm jointly selected by Grantee and Issuer). For this purpose, the parties shall use their reasonable commercial efforts to cause any determination of the fair market value of such other property to be made within three business days after the date of delivery of the Cash Exercise Notice (for purposes of this Section 1.02) or the Repurchase Notice (for purposes of Section 6.01). Upon exercise of its right to receive the Spread pursuant to this Section 1.02(e), the obligations of Issuer to deliver Option Shares pursuant to Section 1.03 shall be terminated with respect to such number of Option Shares subject to the Cash Exercise Notice.

            SECTION 1.03. Conditions to Closing. The obligation of Issuer to deliver Option Shares or pay the Spread, as applicable, upon any exercise of the Stock Option is subject to the conditions that:

            (a) all waiting periods, if any, under the HSR Act applicable to the issuance of Option Shares hereunder shall have expired or have been terminated, and all consents, approvals, orders or authorizations of, or registrations, declarations or filings, with any governmental body, agency, official or authority, if any, required in connection with the issuance of Option Shares hereunder, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares hereunder illegal, shall have been obtained or made, as the case may be; and
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            (b) there shall be no preliminary or permanent injunction or other final, non-appealable judgment by a court of competent jurisdiction preventing or prohibiting such exercise of the Stock Option, the delivery of the Option Shares or payment of the Spread in respect of such exercise.

            SECTION 1.04. Closings. At each Closing, (i) in the event of a Closing pursuant to Section 1.02(c), Issuer shall deliver to Grantee a certificate or certificates evidencing the applicable number of Option Shares (in the denominations specified in the Stock Exercise Notice), and Grantee shall purchase each such Option Share from Issuer at the Purchase Price, or (ii) in the event of a Closing pursuant to Section 1.02(d), Issuer shall deliver to Grantee cash in an amount determined pursuant to Section 1.02(d). All payments made pursuant to this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by Grantee to Issuer. Upon delivery by Grantee to Issuer of the Stock Exercise Notice and the tender of the applicable cash as described above in this Section 1.04, Grantee shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Grantee or that Issuer shall have failed to designate the bank account described above in this Section 1.04. Certificates evidencing Option Shares delivered hereunder may, at Issuer's election, contain the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM.

Issuer shall, upon the written request of the holder thereof, issue such holder a new certificate evidencing such Option Shares without such legend in the event
(x) such Option Shares have been registered pursuant to the Securities Act, (y) such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or (z) such holder shall have delivered to Issuer an opinion of counsel, which opinion shall, in Issuer's reasonable judgment, be satisfactory in form and substance to Issuer, to the effect that subsequent transfers of such Option Shares may be effected without registration under the Securities Act.

            SECTION 1.05. Adjustments upon Share Issuances, Changes in Capitalization, Etc. (a) In the event of any change in Issuer Common Stock or in the number of outstanding shares of Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other extraordinary change in the corporate or capital structure of Issuer (including, without limitation, the declaration or
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                                       5


payment of an extraordinary dividend of cash, securities or other property), the type and number of shares or securities to be issued by Issuer upon exercise of the Stock Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if Grantee had exercised the Stock Option immediately prior to such event or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

            (b) In the event that Issuer shall enter into an agreement (other than the Merger Agreement) (i) to consolidate with or merge into any person, other than Merger Sub or any other subsidiary of Grantee, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Merger Sub or any other subsidiary of Grantee, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or then outstanding shares of Issuer Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or
(iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or any of its subsidiaries, then, and in each such case, proper provision shall be made in the agreements governing such transaction so that Grantee shall receive upon exercise of the Stock Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if Grantee had exercised the Stock Option immediately prior to such transaction or the record date therefor, as applicable, and had elected (to the fullest extent it would have been permitted to elect) to receive such securities, cash or other property.

            (c) The provisions of this Agreement, including, without limitation, Sections 1.01, 1.02, 1.04, 3.01 and 3.02, shall apply with appropriate adjustments to any securities for which the Stock Option becomes exercisable pursuant to this Section 1.05.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF ISSUER

            Issuer hereby represents and warrants to Grantee as follows:

            SECTION 2.01. Authority Relative to This Agreement. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Issuer of this Agreement and the
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consummation by Issuer of the transactions contemplated hereby are within
Issuer's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Issuer and, assuming the due authorization, execution and delivery by Grantee, constitutes a valid and binding agreement of Issuer enforceable against Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            SECTION 2.02. Authority to Issue Shares. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof until its obligation to deliver shares of Issuer Common Stock upon the exercise of the Stock Option terminates, shall have reserved, all the Option Shares issuable pursuant to this Agreement, and Issuer shall take all necessary corporate action to authorize and reserve and permit it to issue all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 1.05, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

            SECTION 2.03. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (insofar as such action or filing relates to Issuer) other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act and (iii) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Issuer or materially impair the ability of Issuer to consummate the transactions contemplated hereby.

            (b) The execution, delivery and performance by Issuer of this Agreement and the consummation by Issuer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws (or equivalent organizational documents) of Issuer or any Issuer subsidiary, (ii) assuming receipt of or compliance with all matters referred to in Section 2.03(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Issuer or any Issuer subsidiary, (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Issuer or any Issuer subsidiary or to a loss of any benefit to which Issuer or any Issuer subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Issuer or any Issuer subsidiary or any license, franchise, permit or
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other similar authorization held by Issuer or any Issuer subsidiary or (iv)
result in the creation or imposition of any lien, claim, charge or encumbrance on any asset of Issuer or any Issuer subsidiary other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not have a material adverse effect on Issuer or materially impair the ability of Issuer to consummate the transactions contemplated by this Agreement.

            SECTION 2.04. Board Action. The Board of Directors of Issuer has taken all action necessary to ensure that the restrictions on business combinations contained in Section 203 of the Delaware Law will not apply to, or as a result of, the purchase by Grantee pursuant to this Agreement of shares of Issuer Common Stock. To the knowledge of Issuer, no other state takeover statute is applicable to, or as a result of, the purchase by Grantee pursuant to this Agreement of shares of Issuer Common Stock.


                                   ARTICLE III

                               COVENANTS OF ISSUER

            SECTION 3.01. Listing; Other Action. (a) Issuer shall, at its expense, use its reasonable best efforts to cause the Option Shares to be approved for listing on NASDAQ, subject to notice of issuance, as promptly as practicable following an Exercise Event, and shall provide prompt notice to NASDAQ of the issuance of each Option Share, except to the extent the delivery of the Option Shares can be satisfied with shares of Issuer Common Stock held in treasury by Issuer.

            (b) Issuer shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities. Without limiting the generality of the foregoing, Issuer shall, when required in order to effect the transactions contemplated hereunder, make all necessary filings, and thereafter make any other required or appropriate submissions, under the HSR Act and shall supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

            SECTION 3.02. Registration. (a) In the event that Grantee shall desire to sell any of the Option Shares within two years after the purchase of such Option Shares pursuant hereto, and such sale requires, in the opinion of counsel to Grantee (which opinion shall be, in the reasonable judgment of Issuer and its counsel, satisfactory in form and substance to Issuer and its counsel) registration of such Option Shares under the Securities Act, Issuer shall
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cooperate with Grantee and any underwriters in registering such Option Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that Issuer shall not be required to have declared effective more than one registration statement hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 90 days if the offering would, in the judgment of the Board of Directors of Issuer, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Grantee agrees to use all reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall acquire beneficially more than 5% of the then outstanding voting power of Issuer.

            (b) If Issuer at any time after the exercise of the Stock Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee of its intention to do so and, upon the written request of Grantee given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Grantee), Issuer will cause all such shares for which Grantee requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect not to cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons or (ii) in the case of a registration solely to implement an employee benefit plan or a registration statement filed on Form S-4 of the Securities Act (or any successor form thereto); provided further that Issuer may make an election pursuant to clause (i) not more than two times.

            (c) If the Issuer Common Stock is registered pursuant to the provisions of this Section 3.02, Issuer agrees (i) to furnish copies of the registration statement and prospectus relating to the Option Shares covered thereby in such numbers as Grantee may from time to time reasonably request and
(ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Issuer Common Stock meeting the requirements of such securities laws, and to furnish Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. Issuer shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and
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                                       9


accountants for Issuer, except that Grantee shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the shares of Issuer Common Stock sold by Grantee. Issuer shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorney's fees) arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this Section 3.02; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by Grantee, its affiliates and its officers and other representatives expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this Section
3.02. Issuer shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorney's fees) arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this Section 3.02; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Issuer by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this Section 3.02.

            SECTION 3.03. Profit Limitation. (a) Within 15 days of the receipt of cash proceeds by Grantee from the disposition of the Stock Option, or in payment of the Spread pursuant to Section 1.02(d) hereof, or from the sale of Option Shares (or any other securities into which such shares are converted or exchanged), including any repurchase of such shares pursuant to Section 6.01, that results in Total Profit (as defined below) exceeding the Maximum Total Profit Amount (as defined below), Grantee shall remit an amount in cash to the Issuer so that Grantee's Total Profit shall no longer exceed the Maximum Total Profit Amount; provided, however, that nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer of its obligation to pay, any payment provided for in Section 8.05 of the Merger Agreement. If Total Profit received by Grantee exceeds the Maximum Total Profit Amount following receipt of such a payment pursuant to Section 8.05 of the Merger Agreement, Grantee shall be obligated to remit an amount in cash to the Issuer so that Grantee's Total Profit shall no longer exceed the Maximum Total Profit Amount, such remittance to be made within 15 days of the latest of (i) the date of receipt of such payment, (ii) the date of receipt of the cash proceeds by Grantee from the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) and (iii) the date of receipt of the cash proceeds from disposition of the Option.
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                                       10


            (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of any excess of (i) the sum of (A) the aggregate net cash proceeds received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 6.01 hereof, plus (B) the aggregate net cash proceeds received by Grantee pursuant to Section 1.02(d) hereof, plus (C) the aggregate net cash proceeds received by Grantee pursuant to the sale of Option Shares (or any other securities into which such shares are converted or exchanged) to any unaffiliated party, over (ii) the sum of (A) Grantee's aggregate purchase price for all Option Shares purchased by Grantee plus (B) the aggregate cash amount remitted to the Issuer by Grantee pursuant to Section 3.03(a).

            (c) As used herein, the term "Maximum Total Profit Amount" shall mean $54,896,000 minus the aggregate amount actually received by the Grantee in payment of the Medical Manager Alternative Transaction Fee pursuant to Section
8.05 of the Merger Agreement.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF GRANTEE

            Grantee hereby represents and warrants to Issuer as follows:

            SECTION 4.01. Authority Relative to This Agreement. Grantee is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby are within Grantee's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Grantee and, assuming the due authorization, execution and delivery by Issuer, constitutes a valid and binding agreement of Grantee enforceable against Issuer in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            SECTION 4.02. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (insofar as such action or filing relates to Grantee) other than (i) compliance with any applicable requirements of the HSR Act,
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                                       11


(ii) compliance with any applicable requirements of the Exchange Act, (iii) approvals and authorizations of self-regulatory and governmental organizations in the securities and commodities field and (iv) such other consents, approvals and filings which, if not obtained or made, would not, individually or in the aggregate, have a material adverse effect on Grantee or materially impair the ability of Grantee to consummate the transactions contemplated hereby.

            (b) The execution, delivery and performance by Grantee of this Agreement and the consummation by Grantee of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws (or equivalent organizational documents) of Grantee or any Grantee subsidiary, (ii) assuming receipt of or compliance with all matters referred to in Section 4.02(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Grantee or any Grantee subsidiary, (iii) constitute a breach of or a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Grantee or any Grantee subsidiary or to a loss of any benefit to which Grantee or any Grantee subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon Grantee or any Grantee subsidiary or any license, franchise, permit or other similar authorization held by Grantee or any Grantee subsidiary or (iv) result in the creation or imposition of any lien, claim, charge or encumbrance on any asset of Grantee or any Grantee subsidiary other than, in the case of each of (ii) and (iii), any such items that, individually or in the aggregate, would not have a material adverse effect on Grantee or materially impair the ability of Grantee to consummate the transactions contemplated by this Agreement.


                                    ARTICLE V

                              COVENANTS OF GRANTEE

            Grantee hereby covenants and agrees as follows:

            SECTION 5.01. Distribution. Grantee shall acquire the Option Shares for investment purposes only and not with a view to any distribution thereof in violation of the Securities Act, and shall not sell any Option Shares purchased pursuant to this Agreement except in compliance with the Securities Act and applicable state securities and Blue Sky Laws.

                                   ARTICLE VI

                               REPURCHASE ELECTION

            SECTION 6.01. Repurchase Election. (a) Grantee shall have the option, at any time and from time to time commencing upon the first occurrence of an Exercise Event in which the consideration to be received by Issuer or its stockholders, as the case may be, pursuant to a Competing Transaction consists in whole or in part of shares of capital stock of a third party and ending on the tenth business day after the first mailing to Issuer's stockholders of a proxy statement, tender offer statement or other disclosure or offering document relating to such Competing Transaction, to send a written notice to Issuer (a "Repurchase Notice") that it will require Issuer (or any successor entity thereof) to pay to Grantee the Repurchase Fee (as defined below) as provided in
Section 6.01(b) below, upon delivery by Grantee of the shares of Issuer Common Stock acquired hereunder with respect to which Grantee then has beneficial ownership. The date on which Grantee delivers the Repurchase Notice under this
Section 6.01 is referred to as the "Repurchase Request Date". The "Repurchase Fee" shall be equal to the sum of the following:

            (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Stock Option with respect to which Grantee then has beneficial ownership; and

            (ii) subject to the maximum amounts specified in Section 3.03, the Spread, multiplied by the number of shares of Issuer Common Stock with respect to which the Stock Option has been exercised and with respect to which Grantee then has beneficial ownership.

            (b) If Grantee exercises its rights under this Section 6.01, within five business days after the Repurchase Request Date, (i) Issuer shall pay by wire transfer to Grantee the Repurchase Fee in immediately available funds to an account designated in writing by Grantee to Issuer, and (ii) Grantee shall surrender to Issuer certificates evidencing the shares of Issuer Common Stock acquired hereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

            (c) Issuer shall use best efforts to ensure that it can fully perform all of its obligations under this Section 6.01 under applicable Law.

            (d) If and to the extent that Issuer is unable to perform any of its obligations under this Section 6.01 under applicable Law, Issuer shall make no distribution on any of its stock until such time as it has fully performed any such obligations.


                                   ARTICLE VII

                                  MISCELLANEOUS

            SECTION 7.01. Amendment; No Waiver. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Issuer and Grantee or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 7.02. Fees and Expenses. Except as otherwise provided herein or in Section 8.05 of the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

            SECTION 7.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly made or given upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified in Section 9.02 of the Merger Agreement.

            SECTION 7.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

            SECTION 7.05. Assignment; Binding Effect; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto.

            SECTION 7.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof, that the parties hereto would not have an adequate remedy at law for money damages in such event and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            SECTION 7.07. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

            SECTION 7.08. Consent to Jurisdiction. (a) Synetic and Medical Manager hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and Synetic and Medical Manager hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Synetic and Medical Manager agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (b) Synetic and Medical Manager irrevocably consent to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 7.08 shall affect the right of any party to serve legal process in any other manner permitted by law.

            SECTION 7.09. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 7.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 7.11. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

            SECTION 7.12. Entire Agreement. This Agreement and, to the extent referred to herein, the Merger Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect thereto; provided, however, that any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        ISSUER:

                                        MEDICAL MANAGER CORPORATION, a
                                        Delaware corporation


                                        /s/ Michael A. Singer
                                        ---------------------------------
                                        By:  Michael A. Singer
                                        Its: CEO




                                        GRANTEE:

                                        SYNETIC, INC., a Delaware corporation


                                        /s/ James R. Love
                                        ---------------------------------
                                        By:  James R. Love
                                        Its: EVP